Exhibit 99.1

Exxon Mobil Corporation

Presentations and Q&A Session

Analyst Meeting

New York, NY

March 7, 2007

EXXON MOBIL CORPORATION ANALYST MEETING

MARCH 07, 2007

New York, NY

9:00 a.m. ET

Henry Hubble, (Vice President of Investor Relations and Secretary of the Corporation)

Well, let’s go ahead and get started. First off, I’d like to just say good morning, and welcome everybody to the New York Stock Exchange and our analyst meeting. For those of you who I’ve not met, my name is Henry Hubble; I’m the Vice President of Investor Relations and also Secretary for ExxonMobil.

As you know, those of you who have attended in the past, safety is an important priority at ExxonMobil, and so one of the first things I’d like to do is just talk a little bit about the safety procedures here at the New York Stock Exchange.

In case of an emergency, we have exits at the back of the room. We also have exits through the front doors that you came in this morning. In the event that there is an emergency, the New York Stock Exchange personnel will provide us with instructions on what to do. Also if there is a need for an evacuation, they will point us to the nearest exit, so please wait for instructions if that occurs.

I draw your attention to the cautionary statement that you’ll find at the front of your books, and in the presentation materials. This statement contains information regarding today’s presentation and discussion, and I ask, if you have not done so already, to please read it now.

I would also refer you to our Web site, www.exxonmobil.com for additional information on factors affecting future results as well as supplemental information defining key terms that we’ll use today.

Turning now to the agenda for this morning’s meeting, we’ll begin with Rex Tillerson’s remarks on the Corporation’s performance. Stuart McGill will then present an overview of the Upstream business strategies and results. Then Steve Simon will cover Downstream and the Chemicals business.

And then we’ll take a short break after which Rex will come back for a few closing comments, and then we’ll open it up for questions and answers. We expect for the meeting to be over at about noon.

Then if there are no questions, it’s my pleasure to introduce our Chairman and CEO, Rex Tillerson. Rex.

Rex Tillerson (Chairman and CEO)

Thank you, Henry. Well, I wasn’t dreaming of a white analyst meeting, but we got one. I would like to welcome everyone who’s joined us today for this meeting either in person, by teleconference or via the internet.

It is a pleasure to be with you and make our annual visit to New York City, after which we will all go back to Texas. I do look forward to sharing our results with you and discussing how ExxonMobil’s strengths position us to meet the world’s energy challenges and generate long-term shareholder value.

Since I spoke with you last year, many things have happened in our industry. The price of oil rose to $78, and then fell to $52. Refining margins also increased and then receded while the chemical industry continued to grow. A number of governments have taken actions to increase their share of the pie in this high-price environment. In other words, it was a year for our industry like many others before it where geopolitical events and market forces challenged us to capture for our shareholders, the maximum value possible under the present conditions, while positioning to deliver future value in the years and decades ahead.

Our view of what it takes to be successful in this industry has not changed. It requires consistency, integrity, discipline, reliability and ingenuity. ExxonMobil has these qualities in abundance, and they are applied as part of our robust business model.

Hopefully this depiction of our business model is familiar to most, if not all of you. It begins with investment discipline, focused on long-term fundamentals, the identification of resilient projects and the delivery of those projects on time and on budget.

We apply the same rigor and focus to our operations. We operate to the highest standards, meet our commitments and in the process set industry benchmarks. We do this through disciplined, systematic management processes. We call this Operational Excellence.

Throughout the cycle and across our business, this approach continues to deliver industry-leading returns, superior cash flow and growth in shareholder value. Simply put, it works. This is a transparent and straightforward approach to doing business that we do not intend to change.

Let’s take a look at our financial results in more detail. By practically every measure, 2006 was an outstanding year. Underpinning those financial results, we have again delivered industry-leading safety, operational and investment performance, which positioned us to benefit from the robust market conditions.

Our net income grew to a record $39.5 billion, and return on capital employed was an industry-leading 32 percent. Cash flow from operations and asset sales was $52 billion, allowing distributions to shareholders through dividends and share purchases of nearly $33 billion, an increase of more than 40 percent from 2005, and totaling more than $90 billion over the last five years.

We also invested $20 billion into the business last year, and continue to identify and progress world class profitable investment opportunities. Our financial and technical strength allows us to pursue all opportunities that satisfy our rigorous investment criteria.

Before I touch on the results of each business, I’d like to take a few moments to highlight the key company strengths that enable us to consistently deliver industry-leading performance and grow our competitive advantage.

The Corporation’s portfolio of businesses and our level of global integration are without peer. We also bring a unique level of discipline and consistency to the management of the business. This allows a relentless focus on maximizing the value of our assets. Underpinning all of this is the recognition that this is a truly long-term business that requires decisions to be made with a time horizon that is measured in decades rather than quarters or years.

The remainder of my presentation will be structured around these five strengths to demonstrate how ExxonMobil is growing its competitive advantage. The next two slides illustrate the quality of our portfolio.

Our industry-leading performance across the business cycle demonstrates our company strengths and the rigorous execution of our business model. We have developed a high-performing portfolio of assets that provide advantages in scale, geographic diversity and business mix. This portfolio brings balance to overall risk that arises from changes in commodity price, business cycle and local or regional market conditions, while maximizing long-term value.

Our 2006 Upstream earnings were the largest in private industry. Downstream profitability continued to grow, and the Chemical business outperformed the competition.

Maximizing the value from our assets and increasing our competitive advantage is achieved through sustainable business improvement.

We continued our superior performance with a five-year return on capital employed of 24 percent. And the gap between ourselves and competition has continued to grow. Our 2006 ROCE of 32 percent was 50 percent higher than our competitors.

Return on capital employed is a key measure of financial performance for ExxonMobil, given the long-term and capital-intensive nature of our industry. Our industry-leading ROCE is a reflection of our portfolio quality, and our underlying capital decision making and operational excellence. This continued focus on long-term value has, and will continue to benefit our shareholders.

The next several slides provide some insight into how we deliver these results utilizing the strengths of our global integration and our disciplined and consistent approach.

Despite the corporation’s vast size, we are a tightly-integrated company. When entering an ExxonMobil facility anywhere in the world, it is recognizably part of ExxonMobil. And I’m not just speaking of the signage. Wherever you travel in the ExxonMobil world, you will hear consistent strategies and approaches, consistent expectations for the high standards for safety and operational performance.

This is due in large part to the global functional organization, and the associated common standards and culture we have created over many years. The global functional organization provides senior management guidance on all major decisions, and ensures that all material investments are consistent with our global strategic goals.

It also means that learnings from one area are shared around the world consistently and rapidly. This is most easily seen in the adoption of new technology. In addition, our structure allows us to fully leverage our global scale and bring experienced professionals fully equipped with the most recent learnings to the management of any type of development.

The final benefit builds on several of the items already mentioned. It is industry-leading operations management. It is our globally-aligned standards, expectations and management team, which allow us to stay focused every day on what is important.

Delivering this high level of performance requires outstanding people. We need people who are bright, creative and unafraid to embrace change. People who excel in international business environments, and who value the diversity of talents and abilities that exist throughout our Corporation, and in our partners around the globe. And, people who can consistently deliver results in an increasingly complex and competitive world.

That is why we recruit talented people from around the globe, and then equip them with tailored technology and best practices training to develop into the next generation of company leaders. Our development system is designed to give people a diverse set of global experiences with increasing levels of responsibility and challenges as they progress.

It has a long-term career orientation, and it is merit based. Throughout all parts of the Corporation our people are a source of competitive advantage. Setting strategies doesn’t deliver results, people do.

There’s no higher priority in our business than the health, the safety, and security of our employees, customers and the public, while meeting the expectations of our shareholders and the needs of the communities in which we operate.

To deliver on this commitment we employ a highly-structured management framework. Our proprietary Operations Integrity Management System or OIMS. This is used globally to proactively manage risk in our operations. OIMS is effective because the commitment begins with senior management and continues throughout all levels of the organization.

It is a standard global system embedded into our everyday work processes. Over time it has become part of our culture, and is second nature to the way our organization works top to bottom. Not only does OIMS enhance safety and environmental performance, it also adds value to the bottom line by improving reliability and lowering our operating cost.

Nothing receives more management attention than the safety and health of our employees, contractors, customers and the people who live and work in the areas we operate. Our 2006 performance continued to lead the industry. Safety is of paramount importance in its own right, but is also a leading indicator of general operational excellence.

Discipline, commitment and the effective day-to-day management of the business are factors that lead to excellence in safety performance. These are the same factors that lead to excellence in our operational and financial performance. As with other elements important to our business success, we are systematic, proactive, and globally aligned in our approach to safety.

Economic and environmental performance in the communities in which we operate is fundamental to our long-term sustainable success. The Operations Integrity Management System is also utilized to manage the environmental risks that are unavoidable aspects of our activities. Our environmental actions and objectives are guided by sound scientific assessments, and are managed as an integral part of our ongoing business.

Integration into the day-to-day decisions and management of operational activities is key to our progress, and we have been recognized as an industry leader for this approach. Our operational focus areas include: reducing hydrocarbon spills, improving energy efficiency and reducing flaring. Our programs and processes are designed an implemented to: Protect Tomorrow. Today.

Technology leadership continues to be the great enabler of our competitive advantage. We continue to invest in technology at levels above our competitors. In 2006 we spent more than $700 million in research and development, and have invested more than $3 billion since 2002. This consistent level of investment is necessary to deliver meaningful technology developments for the long term.

To ensure we are working on the right things, technology efforts are integrated into the business planning cycle, and progress is stewarded and managed similar to other investments and programs.

We balance our research activities between technology extensions, which can be quickly deployed for implementation in our existing operations, and technology breakthroughs that can have a significant and lasting impact on the corporation and the industry at large.

Here again our scale and the functional organization provide advantages to identify and focus on the areas of greatest potential for differentiation, and to rapidly and broadly deploy new technologies into operational applications. Maintaining a steady supply of new technology capabilities is fundamental to our business.

Our commitment to proprietary research delivers competitive advantage. It creates resource opportunities through cost-effective solutions in challenging environments, and it enables the development of innovative products and new and improved manufacturing processes in the Downstream and Chemical businesses.

A quality portfolio in the hands of our talented people with the best technology, global organization and best practices delivers maximum value. In 2006 we generated record cash flow from operational activities of over $49 billion. This is more than double the level of five years ago. Over the last five years our annual average cash flow from operations is $38 billion.

While much of the increase represents capture in the favorable business environment, it is worth noting that our cash flow increased at a faster rate than competition, and we were all operating in the same environment.

This results from the quality of our operations, and further demonstrates ExxonMobil’s favorable position to capture the upside and create shareholder value across the range of the commodity price cycle.

How we put this superior cash flow to use to deliver long-term shareholder value and sustainable competitive advantage is the subject of my final few slides.

Our approach to new investments continues to be shaped by our view of long-term trends in the industry and global economy. We continue to invest selectively in projects that we believe will be robust across a broad range of industry environments. This discipline to pursue and select the most attractive investment opportunities I believe continues to distinguish ExxonMobil.

In 2006 capital and exploration expenditures were nearly $20 billion, or 12 percent more than 2005. The increase reflects both the rising cost environment and the progression of additional projects, projects that will add to the value of the company over the coming decades.

As depicted by the pie diagram on the right, our investments are geographically diverse. Our presence in all regions of the world positions us to pursue and advance all attractive opportunities that meet our criteria.

Looking ahead, we have a large inventory of projects underway, and others likely to be attractive, to maintain our investment profile in the range of $20 billion per year. While opportunities and actual spending in any given year will likely vary depending on the pace and progress of individual projects, suffice it to say, we expect very active levels of investment beyond the end of the decade.

We expect Upstream spending to remain active with continued investment in mature areas such as North America, Australia and the North Sea, as well as growth areas like the Middle East, Russia, the Caspian and West Africa.

Downstream and Chemicals investments are also anticipated to remain healthy with opportunities in Singapore, Qatar, Saudi Arabia and the Fujian refining, chemical, and marketing joint venture in China.

Returning cash to our shareholders in a consistent way has been a hallmark of ExxonMobil through our long history of paying dividends. The company has paid a dividend each year for more than a century, and paid out $34 billion in cash to our shareholders over the past five years. During this period, we have increased per-share dividends nearly 40 percent, as compared to an increase of 24 percent for all companies in the S&P 500.

We continue to evaluate and manage our dividend policy with a view to building long-term shareholder value and maintaining sufficient financial strength to pursue all attractive opportunities that may present themselves.

In addition to cash dividends, we distribute cash to shareholders through our treasury share purchase program. While maintaining financial flexibility, we proactively work to manage the amount of cash on our balance sheet, and our overall capital structure.

Annual share purchases increased from $4 billion in 2002 to $25 billion in 2006. This represents a six-fold increase in four years, and a cumulative distribution to shareholders through share purchases of $58 billion during the period.

These purchases have reduced shares outstanding by 16 percent since the beginning of 2002, or by 12 percent if one compares average shares outstanding in 2002 with average shares outstanding in 2006.

Investors often ask how they benefit from these share purchases, and the next chart illustrates some of these benefits.

The reduction in shares outstanding increases the ownership interest of the remaining shares. Each remaining share owns more of the company, owns more of the production, more of the reserves, more of the refining throughput and more of our chemical sales.

As shown on this chart, the growth in per-share measures of these key operating metrics has been strong. While production on an absolute basis has been relatively stable over the period, each share now has an interest in 14 percent more of ExxonMobil’s industry-leading production portfolio than in 2002, 19 percent more of ExxonMobil’s crude reserves.

Each share owns 17 percent more of our refinery throughput and our chemicals prime product sales. Through this increase in ownership in these key areas, share purchases over the last five years also contributed 88 cents to our 2006 earnings per share.

While share purchase made important contributions to earnings-per-share growth, the recent commodity price and refining margin environment was by far the largest factor in earnings-per-share growth. Our earnings per share have increased nearly threefold since 2002, to reach $6.68 in 2006.

Delivering these results, however, required more than share purchases and high prices. It also required sustained operational excellence and industry-leading project execution. Without this continued underlying business performance, it would not have been possible to capture as much of the upside from the robust industry environment.

Financial and operational results for 2006 were outstanding, and the market rewarded our shareholders with industry-leading returns. However, the financial results and stock market returns for any given year are not the best, or the only, indicator to evaluate an industry like ours with multi-decade time horizons. That’s why it is useful to examine performance over longer periods of time.

As you can see, we’ve generated greater shareholder value than our industry competition and greater value than the broader market over the last 20-year timeframe, 10 years, or 5-year periods.

Even more impressive than the fact that we outperformed the competitor average is that ExxonMobil was the top performer in the competitor group during each of these periods. This difference has grown since the merger, as you can see, with the five-year annual return being 1.4 times greater than the competitor group, and 2.7 times greater than the market.

As we look to the future, we as an organization remain committed to enhancing this competitive advantage. With that overview of our business at the Corporate level, we now turn our attention to each of the business lines and we’ll start with Stuart McGill’s review of the Upstream business.

Stuart McGill, (Senior Vice President)

Thank you, Rex and good morning. It’s my pleasure to review ExxonMobil’s Upstream business with you this morning, and I’ll start with a snapshot of 2006 results.

The Upstream had record earnings in 2006, primarily on the strength of oil and gas prices. We widened the gap with competition by recording a 45.3 percent return on capital employed. Annual average production was 4.2 million oil equivalent barrels per day, up 4.2 percent from 2005. We had another strong year of additions to our total resource base, and to our proved reserves. Our capital spending was $16.2 billion. This was an increase of $1.8 billion versus 2005, predominantly reflecting higher levels of drilling and project activity, as well as market factors. Before discussing the business further, let me remind you of our Upstream strategies.

We seek to identify and pursue all attractive exploration opportunities. We invest in projects that deliver superior returns. We strive to maximize the profitability of the large volumes of oil and gas that we produce, and we seek to capitalize on growing natural gas and power markets.

Just two comments before I leave strategies. They’re unchanged from last year, and from the years before. And as I commented to many of you last year, given the long-term nature of our business, I wouldn’t look for them to change next year either.

And the second comment, they’re likely not unique in our industry. What is unique to ExxonMobil is our ability to execute the strategies. And, our ability to execute flows from several fundamental strengths that drive a growing competitive advantage.

These fundamental strengths are universal across the corporation, as Rex has already mentioned.

Our Upstream portfolio is second to none. Whether we’re talking about our resource base or about our major projects, ExxonMobil’s Upstream portfolio is the largest in industry. And while we’re pleased with the size of the portfolio, it’s really the quality, materiality and diversity of the portfolio that makes us unique among our peers. This portfolio allows us to be highly selective, and to focus on the best of the best, a distinction that allows us to outpace the competition at any phase of the price cycle.

We operate globally in an integrated fashion. This strength stems from our functionally-aligned organization that allows for the development of true technical excellence within a discipline, and creates a mechanism for learnings and best practices to be shared globally on a regular, consistent basis. This ensures that every project, every asset and every affiliate benefits from established global best practices. It also means that major investment decisions are made consistently, allowing global portfolio optimization.

We are a company with a well-deserved reputation for discipline and consistency. This discipline is reflected in every facet of our business, and at every level of our decision making. This does not in any way constrain creativity, because creative problem solving is the key to success in our business. But it does mean that we carefully consider all options and ramifications before heading down a given path.

We’re intensely focused on maximizing the value of every one of our assets. This starts with a thorough understanding of the reservoir and extends to the commercial terms and conditions under which we transact the business in the marketplace. We consistently apply, on a global basis, the appropriate operating practices and technologies. And when we don’t have the technology, we have the capability to develop it. This gives us a strong advantage in the pursuit of resources around the globe.

And we recognize that this is a long-term business, and bring that perspective to our plans and actions. We invest for value and test every opportunity for robustness across a broad range of business conditions.

Collectively these strengths provide the underpinning for growing competitor advantage. People and technology bring these strengths to life. Now let me take each of these strengths in turn starting with portfolio quality.

At 74 billion oil equivalent barrels our resource base is the largest in industry.

Looking to the graph, the Americas and Europe taken together make up about half the base. Recent growth has come from Africa and the Middle East.

As you can see from the chart to the right, the resource base is diverse. Conventional oil and gas make up our largest segment, representing about 30 percent. Heavy oil, sour gas resources and LNG combined make up about 50 percent. The balance is comprised of our strong Arctic positions in Sakhalin and Alaska, our deep water assets, as well as a growing tight gas position centered in the Piceance Basin in Colorado.

2006 was an outstanding year for resource additions. We added over four billion oil equivalent barrels, maintaining a strong trend as shown on the graph at the top right. The adds included a mix of “by the bit” as well as discovered resources. Our global exploration company is tasked with the job of pursuing all resource opportunities.

Locations of these significant additions are shown on the map.

A key add was in the United Arab Emirates, where we were awarded a 28 percent stake in the Upper Zakum field offshore Abu Dhabi. We achieved significant additions in Qatar, through agreements that increase our already-large pipeline and LNG gas rights. Significant “by the bit” adds were achieved through our ongoing operations in the Piceance Basin. Numerous discoveries in deepwater Angola and Nigeria, provided strong contributions, as did major discoveries in Australia and the Caspian.

Finding and acquisition costs are shown on the bottom right. Over the past five years, we averaged 51 cents per barrel, and came in at 53 cents per oil equivalent barrel last year.

The quantity of the resource additions and the competitive finding cost position us well for continued replacement of crude reserves, which is shown on this chart. On the left is our 2006 year-end reserves base, splits for oil/gas, geographic location and resource type. By any measure, this is a large, highly diverse reserves base.

Our proved reserves replacement trend is shown on the graph to the right. In 2006 we added 1.95 billion barrels, while producing 1.6 billion barrels oil equivalent, yielding a 122 percent replacement rate. This extends our performance of greater than 100 percent reserve replacement to 13 years. The additions reflect funding decisions for major projects such as Phase 2 of the domestic gas project in Qatar, as well as reserve captures such as the Upper Zakum award in Abu Dhabi. Proved reserved additions were also made in West Africa from developments in Angola and Nigeria, and from new developments and established operations in Norway, Malaysia, the Netherlands, Canada, Australia and Russia.

Annual reserves replacement reflects the mix and pace of maturation of our large project inventory, which is shown here. The chart on the left shows our total project inventory from 2002 to 2006 by maturity level.

The year-end 2006 inventory is expected to develop some 24 billion oil equivalent barrels net to ExxonMobil, and will underpin our reserves replacement in the coming years. The pie chart to the right depicts the 2006 project inventory by resource type. Let’s look now at major project startups and plans, beginning with 2006.

Seven major projects with broad geographical diversity started up in 2006. They’re expected to contribute significant volumes over the coming years, as shown in the graphic to the lower right.

The Erha and Erha North development in Nigeria came on stream and quickly ramped up to over 200,000 barrels per day of oil production. Also in Nigeria, the East Area Additional Oil Recovery Project began operations. This project will deliver an incremental 560 million barrels of oil equivalent, and reduce routine flaring substantially.

Other start-ups in 2006 included Dalia in Angola, the Guntong Hub offshore Peninsular Malaysia, ACG Phase II in the Caspian, Fram East offshore Norway and the Syncrude upgrader expansion in Canada.

In addition to these projects, we saw commissioning of the Onshore Processing Facility, the offshore Orlan platform, the DeKastri terminal and export facilities at Sakhalin 1. By year-end, the first phase of the Sakhalin 1 project was producing over 200,000 barrels a day of oil for export markets, and 120 million cubic feet a day of gas for domestic markets. Current oil production rate is about 250,000 barrels a day.

Moving to 2007, this year’s planned start-ups show as red dots on the overlay, with the 2006 start-ups changing to gray.

We expect to see seven major developments come on stream this year that will add nearly 200,000 barrels a day oil equivalent, at peak, to our base volumes. The 2007 start-ups are located in the North Sea, Qatar and Angola.

In Europe, we’ll see the start up of Ormen Lange, Statfjord Late Life and Volve in Norway and Waddenzee in the Netherlands. Ormen Lange will develop over 13 trillion cubic feet and utilize the world’s longest sub-sea export pipeline from a plant in Norway to Easington in the UK.

In Qatar, we have started up the RasGas Train 5 LNG project. The 4.7 million tons per annum liquefaction train produced its first LNG in November last year, just 29 months after award of the EPC contract. The additional offshore facilities that produce gas to feed the train came on stream in January. Overall the project came in ahead of schedule and under budget.

In Angola we’ll see the start up of Marimba North and Rosa. Marimba North is an ExxonMobil-operated tie back to Kizomba A.

We anticipate 18 start-ups in the 2008-2009 timeframe. At peak, these projects are anticipated to add approximately 800,000 oil equivalent barrels per day net to our base volumes.

The 2008 and ‘09 startups have diversity of geography and resource type. In Qatar, we’ll be starting up four, 7.8 million ton per annum LNG trains, 2 each at RasGas and QatarGas. Together, these trains will generate nearly five billion cubic feet of gross gas sales per day.

We’ll also start up three LNG regassification terminals, shown with red triangles, that will receive LNG from our Qatar operations. These projects include the Adriatic offshore terminal in Italy, the South Hook terminal in Wales, and the Golden Pass terminal in Texas. Also in Qatar, Phase 2 of the domestic gas project will come on line. There will be continued developments offshore West Africa, including Kizomba C in Angola, as well as the East Area Natural Gas Liquids project in Nigeria.

In the U.S., Phase 1 of the Piceance gas project in Colorado will start up. This multiphase project ultimately could yield some 35 trillion cubic feet of gas. In the Caspian region, the Tengiz Phase I Expansion project in Kazakhstan and Phase 3 of ACG offshore Azerbaijan are expected to begin production.

In the North Sea, Starling will start up in the UK and Tyrihans will begin production in Norway. In Malaysia, the Jerneh B project will come on line.

Looking out to 2010 and beyond, you can see the many projects that we are progressing.

I’ll make just a few broad comments. Activity is expected to remain strong in West Africa, where numerous cluster and satellite opportunities exist offshore Angola and Nigeria. In Kazakhstan, we expect to see the start up of the Kashagan Project, as well as further expansions of the onshore Tengiz Field.

In the Asia-Pacific region we are refining development concepts for Natuna, PNG, Gorgon/Jansz and Scarborough, as well as further phases of Sakhalin 1.

In North America, we’re targeting start up of the Kearl Oil sands project in Canada and future phases of the Piceance gas project in Colorado.

And we continue our efforts to develop North Slope and Mackenzie Delta Gas.

In total there are 63 projects depicted on this page, representing an additional production potential of about 3 million net oil equivalent barrels per day at peak.

It is a diverse portfolio in terms of geography, size and resource type. And the inventory of potential projects competing for a place in this portfolio is large. Portfolio quality is an underlying ExxonMobil strength.

Bringing that portfolio to fruition takes know-how, and the ability to execute efficiently and effectively every day and at every work site. We pursue this through global integration at all levels. We work to ensure that we’re developing and implementing proprietary technologies at every stage of the asset life cycle to drive down costs and to create new opportunities.

We have, as you know, a functionally based organization structure that allows us to capture and communicate learnings and best practices on a global scale in real time.

And we recognize that being globally excellent within a technical or functional area is not enough. It’s the linkages between functions that create unique opportunities. Integration across the Upstream, Downstream and Chemical businesses can bring unique benefits to resource owners in their pursuit of value maximization.

Let me offer three examples that demonstrate the strength of global integration.

Technology and its application is at the core of everything we do. A continuous infusion of new technology creates opportunities and drives down costs.

ExxonMobil has unique technical capabilities to apply in every phase of the Upstream cycle. Our explorers are identifying new opportunities thanks to proprietary global play mapping tools that render plate geometries and climates throughout the millennia.

Our developers are increasing the effectiveness of each well, thanks to ongoing improvements in seismic imaging, and new techniques that help unravel reservoir complexity. Our producers continue to become more efficient, thanks to the integration of industry leading reservoir modeling tools and drilling and completion technologies and techniques.

And finally, ExxonMobil and Qatar Petroleum have been able to access new markets through the research and development of large-scale LNG ships and trains for use in Qatar.

You’re well aware of our long-term commitment to proprietary research and development. The value is not only from the technology and know-how developed, but also from the ongoing dialog between our researchers and our business people. Of course, we utilize a globally standard computing environment, so that all of our technologies are available at every location. And we proactively train our geoscientists and engineers, and globally deploy subject matter experts to facilitate use of the technologies to their fullest.

But the differentiating ExxonMobil capability of being able to rapidly develop solutions, to issues that arise unexpectedly derives from our globally integrated network of personnel, from the research laboratory to the field execution unit.

The ExxonMobil drilling organization is a good example of our global integration at the operations level. In the past three years, we’ve successfully drilled over 2,000 wells in 16 countries. Key to this is our globally integrated oversight and technical support.

Our central drilling organization located in Houston, oversees all drilling activity and enables implementation of drilling standards, guidelines and management processes around the world. It is home to the technical support team that provides technical and operational expertise and training to our drillers around the world.

Field drill teams are deployed at each well location, as shown on the chart. Our organization structure ensures rapid sharing of lessons learned and real-time assimilation from one corner of the world to the other.

For example, our industry-leading, deepwater well testing operations developed in Angola, were shared and implemented offshore Equatorial Guinea, Nigeria and Australia.

Advances in deepwater tree installation and gravel pack completions made in the Gulf of Mexico, were transferred to Angola, resulting in lower overall well costs.

Extended reach drilling practices developed in California, were transferred to Eastern Canada and then to Sakhalin where industry record-setting performances have been demonstrated.

It all comes down to effective and efficient knowledge management. Our functionally aligned organization facilitates communication, and enables ExxonMobil to deliver industry-leading technology and best practices, efficiently and consistently throughout the world.

My third example highlights ExxonMobil’s ability to identify and deliver integrated Upstream/Downstream concepts to a resource owner that can be an important distinction in maximizing resource value.

The slide shows examples of the value chain building blocks for gas or crude. Many companies can build these blocks individually. ExxonMobil has the technology, experience and best in class project and operational skills to offer all of these blocks in any combination as an integrated package.

It’s not just about cost savings generated through economies to scale, energy optimization or shared usage of resources. It’s about finding and delivering integrated concepts that squeeze the most value out of every hydrocarbon molecule.

An example is the concept underpinning the agreement with Qatar petroleum for a world-scale petrochemical complex that utilizes feedstock from QP / ExxonMobil gas developments in the North Field to supply competitively advantaged products to Asia and Europe. The base project will utilize our proprietary steam cracking furnace and polyethylene technologies.

Upstream/Downstream integration that delivers more value for the resource holder is an ExxonMobil strength and positions us to capture growth opportunities.

We have a well-earned reputation for our disciplined approach and constancy of purpose.

In the Upstream, that means we strive for a full understanding of the hydrocarbon endowment, selectively pursue the most attractive opportunities, and then explore, develop, produce and market to the highest standards to maximize the value of the resource.

ExxonMobil’s disciplined approach in the Upstream begins with an ongoing gathering of opportunity pursuit ideas from around the world. These ideas are “by-the-bit” undiscovered opportunities or discovered un- or under-developed opportunities.

They compete through a rigorous global gated process on technical, materiality and commercial criteria.

Our geoscientists identify the attributes that constrain each opportunity’s competitiveness and develop mitigation plans.

Confidence in the mitigation plan allows the opportunity to proceed. For example, we captured the Piceance Basin tight gas opportunity in Colorado in the early 1990’s, long before our proprietary multi-zone stimulation technology was available.

Another example of discipline and consistency is our globally deployed project management system underpinned by our extensive experience base that together enable on-time and on-budget project performance.

The ExxonMobil Capital Project System is deployed across the Upstream, Downstream and Chemical businesses. It utilities best practice work processes and tools with clearly conveyed expectations and decision points that are well understood by our workforce.

It is the process through which all our major projects flow. The system is gated with defined deliverables including scrutiny by peer groups of experienced professionals, and to reviews by management. Let me show how this system works in a simplified example.

In the “planning for development” stage, various strategies that could lead to a commercial development are considered. The resource is defined, marketing and organization plans developed, as well as the number of other deliverables. When the deliverables are complete to the satisfaction of the gatekeeper, the project moves to the next stage.

Here alternative concepts are evaluated for commercial, technical and execution merits, and the preferred solution is selected.

The selected concept is optimized and the technical execution plans are further defined, establishing confidence in the cost and schedule estimates that underpin the funding decision. The project then moves to the execution phase. And finally to the operations phase.

Having a formal and globally deployed project management system is critical to manage this business. Equally important though, is the discipline to stick with the system and the know-how to use it.

ExxonMobil has demonstrated clear leadership in delivering projects on-time and on-budget.

The chart shows results for all significant ExxonMobil Upstream operated projects that started up in the 2002 to 2006 time period, representing a total capex of about $30 billion. The bars on the chart show variability for both cost and schedule of annual average results versus the funding basis, shown by the dashed line.

On average, operated projects have been delivered within five percent of their funding basis for both cost and schedule. ExxonMobil’s disciplined and consistent project management system, implemented by experienced professionals around the world, and supported by an ongoing infusion of proprietary technology, is delivering consistent industry-leading project execution performance.

Now, as I’m sure you’ve already concluded, ExxonMobil is driven to maximize the value of our assets. It is our obligation to resource owners and shareholders, and a major strength of the full suite of capabilities and technologies that we can bring to individual assets.

It begins with accurate definition of the reservoir.

To understand the reservoir you need to image it. ExxonMobil has unique imaging and volume interpretation technologies that render the clearest possible picture of the subsurface.

The image of the reservoir needs to be integrated with well and reservoir data for proper calibration. ExxonMobil is moving to fully integrate geologic and engineering data in a single database. This shared earth environment will integrate seismic, well log, core, drilling and reservoir engineering data to make comprehensive subsurface models and simulations. This will enable rapid, efficient, and thorough subsurface analysis and result in improved development planning and reservoir management decisions.

With a complete understanding of the reservoir, the next step to maximize value is to select the optimum development and production concept. Given the rule of thumb that more than half of total spending over the life of an asset occurs before the first barrel or cubic foot of gas is produced, it is critical to select the right concept and execution plan.

For a gas asset, is it to be developed as an LNG or pipeline project? More generally, is the offshore production to be subsea or platform? Will it be better to execute as a one-step, full field development or to allow for learnings and phase the execution?

And last but not least, is it better to develop a unique solution or to capture the benefits of design-one, build multiple?

Answers to these types of questions fundamentally define the value proposition before project execution. But then there is more value to be extracted through optimizing work programs of all types over the asset life, for example, placing and drilling wells to maximize hydrocarbon recovery.

The graph shows cumulative production adds from all our new drillwells, not associated with projects, from 2002 through 2006. Drill wells are selected from a global inventory. The program required 40 rigs and $2 billion of investment. By 2006, the contribution from this program was nearly 900,000 oil equivalent barrels per day. Because infrastructure is already in place, the incremental production from these wells is economically robust. Reserve additions due to revisions and recovery improvements average 500 million barrels oil equivalent per year.

Value maximization requires managing the installed facilities reliably. One outcome of a comprehensive focus on safety and integrity is higher uptime. This chart shows uptime results from ExxonMobil-interest fields from around the world.

ExxonMobil-operated fields are shown in red and operated-by-other fields are shown in blue. On an absolute basis, both operated and operated-by-other, uptime is high, averaging over 90 percent. But ExxonMobil-operated fields consistently outperformed the operated-by-other fields, with a widening gap in more recent years.

This is no accident. ExxonMobil recognizes the incremental value that even small gains in uptime can provide to the bottom line. As such, it receives considerable management focus and engagement, and global systems are in place to proactively manage and monitor our performance.

This is also the case with effective management of operating costs. The waterfall chart shows how ExxonMobil managed its cash production costs, excluding taxes in 2006. Starting from a base of $7.8 billion in 2005, total cash production costs grew due to new production activities in Qatar and Sakhalin, as well as one-off costs for such items as hurricane repairs.

The next two red bars, show cost increases due to fuel and forex increases, as well as general market inflation. ExxonMobil is not immune to the escalation in costs of the industry, but through our discipline and consistent approach, we relentlessly seek to offset them.

By continuously high grading our asset portfolio, as well as maximizing the efficiencies that come from our global operations and contracting strategies, we were able to offset about two-thirds of the market effects in 2006.

Now the last of the strengths that I’ll address today, is that of a long-term perspective. We produce and market commodity products that inherently experience market cycles. To be the leader in this business, it’s important to look through the market cycles, focus on those things under your influence, and position the business to take advantage of opportunities. This has long been an ExxonMobil strength. This chart gives you a perspective of the timeline associated with new basin entries. The example shown is Block 15 in Angola, where ExxonMobil has discovered over 4.7 billion barrels to date and produced an average of 570,000 barrels per day gross in 2006.

As you can see, it was over 10 years from initial activities until the first discovery and some 20 years to first production and an expectation of over 25 years of productive life.

Advances in subsurface imaging technology, drilling and completion technologies and a whole range of less visible capabilities have been critical to this venture’s success. Conceiving and maturing such advances requires a long-term perspective.

We pursue proprietary technology because it provides us with a sustainable and differentiating competitive advantage over others that rely on “off-the-shelf” technology. This slide shows just a few of the industry firsts that ExxonMobil has developed over the last half-century.

In the area of subsurface imaging, ExxonMobil was not only the inventor of 3D seismic, but also the first user of supercomputers for seismic data processing. Our development of the first interactive seismic interpretation system led to our leadership position in 3D visualization and interpretation.

More recently, a novel approach to explore for oil and gas using electromagnetic energy instead of sound waves is helping us to explore more effectively.

Our long-term commitment to technology development in the area of enhanced recovery has likewise yielded strong business results. Early experiments in the 1950’s led to truly unique recovery technologies that were developed and implemented at the Cold Lake field by our Canadian affiliate, Imperial Oil. Because of continuing technical breakthroughs, we’ve improved oil recovery expectations from 13 percent at inception to over 30 percent now.

And with our successful field testing of LASER, Liquid Addition to Steam for Enhanced Recovery, we expect Cold Lake recovery to take another major step forward. Sustained commitment to technology development over the long-term leads to improved business results and strong competitive advantage.

But while all that I’ve talked about is necessary to be successful, it’s not sufficient. ExxonMobil has long held the view that successful ventures require successful communities.

We know that making the most of energy resources is about more than oil and gas production. It’s also about developing people and human capacity and creating and delivering long-term benefits to local communities. Across the world, ExxonMobil collaborates with governments and businesses to build indigenous capacity by making investments, creating local jobs, helping educate and train, and transferring knowledge and skills.

For example, at our Sakhalin 1 development, over $3.6 billion invested in the project has been with Russian suppliers. The project has made improvements in regional infrastructure and has created more than 13,000 jobs for Russian citizens.

Likewise, our Erha development in Nigeria made extensive use of local labor and industries for the construction and installation of critical components. We expect this capacity and skill base will have long lasting, positive impacts on the local economy.

Since its launch in 2000, the ExxonMobil Foundation’s “Africa Health Initiative” has invested some $30 million to support international and local health organizations and programs in the fight against malaria and related public health priorities. At the December 2006 White House Summit on Malaria, ExxonMobil increased it’s commitment by pledging to contribute $10 million in additional grants in 2007.

Another community investment priority is the Foundation’s Educating Women and Girls Initiative which is focused on providing and improving educational and training opportunities for women and girls in the developing countries where we live and work. ExxonMobil’s 2007 grants will bring the total commitment for this initiative to $11.5 million since its inauguration in 2005.

These are our strengths, and collectively they enable a growing competitive advantage that manifests in delivering profitable capacity growth. Our outlook reflects the strong, diversified nature of our portfolio. As you can see, the Americas and Europe are expected to decline slightly, notwithstanding continued project activity that moderates the decline. Growth is driven by our activities in the Asia Pacific and Middle East regions and is supported by modest growth in an already sizable base in Africa.

To the right, capacity is shown by resource type. Oil is expected to account for about 60 percent of our annual capacity for the foreseeable future. Growth in the gas segment will be driven by our major LNG projects in Qatar.

I’ll give you the same qualification you’ve heard previously. The actual volumes produced might well take a less-smooth path due to variables such as weather, geopolitics, regulatory changes and oil price. This outlook does not assume any material asset divestments going forward.

Each year we update our estimates on project timing given technical, regulatory and commercial readiness of the projects in our inventory. The capacity outlook shown here is the result of that process. We do not move forward on any project unless it has achieved the level of robustness reflective of the quality of opportunities that ExxonMobil pursues. We’re focused on making quality investments to maximize long-term shareholder value.

These investments underpin ExxonMobil’s industry leading proved reserves base. Competitor’s numbers are estimated from public statements regarding 2006 performance. Below each bar, reserves are shown as multiples of 2006 production.

ExxonMobil’s growing reserve base is the largest in industry and has the longest life.

That reserve base has and will continue to be developed through disciplined capital investment decisions. This chart shows Upstream capital employed trends for ExxonMobil and our key competitors over the past five years.

Our ability to invest with discipline over the long-term contributes strongly to our industry leading earnings-per-barrel shown here.

Over the five year period we’ve consistently led competition in this indicator of value extraction for the assets under management.

At nearly $12 per barrel in earnings, ExxonMobil generated some $2.29 or 24 percent more than the average of our competitors over that five year period. In 2006, our earnings-per-barrel was $16.96 or $3 higher than the average of competition.

We continue to outpace competition throughout the price cycle.

It’s no surprise then that our return on average capital employed, perhaps the best single indicator of company performance in this capital intensive long-term business, continues to lead competition.

Return on capital employed takes into account volume performance, project execution, cost management and investment decisions. It doesn’t take into account the investment write-offs that our competitors have taken.

In 2006, our return on average capital employed was 81 percent higher than the competitor’s average and grew in a strong price environment. Our strategies and strengths are equally relevant throughout the full cycle of commodity prices.

Thank you for your attention. I’d now like to turn the podium over to Steve Simon who will review our Downstream and Chemical businesses with you.

Steve Simon, (Senior Vice President)

Thank you very much, Stuart. It’s indeed a pleasure for me to cover with you today ExxonMobil’s Downstream and Chemical business. I’m going to start off with the Downstream.

In the Downstream, we also had record financial performance in 2006 with earnings of $8.5 billion, generating our best ever return on capital employed of 36 percent. We capitalized on the industry environment with continued strong refinery performance, with throughput of 5.6 million barrels per day and petroleum products sales of 7.2 million barrels per day.

These results were underpinned by continued operational excellence. Our safety, environmental performance, and energy efficiency were all equivalent to or better than our 2005 record performance.

We again delivered well over $1 billion of after tax “self-help” through margin enhancements and operating cost efficiencies and we’ve maintained our disciplined approach to capital management with Downstream capital employed flat since the merger.

Our best in class performance is underpinned by sound, proven business strategies.

Our overarching objective for the Downstream is to deliver long-term sustainable growth in shareholder value, superior to that of our competition regardless of the margin environment.

To achieve this objective, we focus on the strategies shown: best in class operations, quality valued products and services, industry leading efficiency and effectiveness, integration with our other businesses, selective resilient investments with advantage returns, all underpinned by leading edge technology. Our ability to execute these strategies stems from our unique set of underlying company strengths.

Our portfolio of quality assets featuring global scale and integration creates significant structural advantages.

Our disciplined, consistent, relentless focus on operations excellence, delivering best in class performance in safety, environment compliance, operational efficiencies and business controls. Value maximization, getting the very most out of our assets through raw material flexibility, increased yield of high value products and asset utilization.

And long-term perspective, maintaining very tight reigns on capital expenditures, ensuring investments are robust, even in the toughest of environments while investing in proprietary technology to maintain our leadership in developing and deploying new technology. All key to growing our competitive advantage over time.

I’d like now to focus more specifically on each of these, starting with portfolio quality and global integration which go hand in hand when discussing structural advantages in our Downstream business.

ExxonMobil is the largest global refiner with interest in 40 refineries throughout the world. In addition, we are the largest global supplier and marketer of petroleum products. We are the largest manufacturer and marketer of lube basestocks and synthetic finished lubes as well as the largest producer of basic chemicals such as polyolefins and paraxylene.

When you combine this global scale and integration among these businesses, you create structural advantages that are extremely difficult to replicate as I’ll describe in my next few slides starting with Refining.

The chart on the left shows that we not only have more refining capacity than our competition, but this capacity is also broadly positioned geographically. We have a strong position in mature markets but, importantly, also have a significant presence in Asia Pacific — Singapore, for example — which positions us well for projected demand growth in that region.

And as I’ll discuss later, we are progressing a fully integrated project in China, partnering with Saudi Aramco and Sinopec that will further strengthen our position in serving the rapidly growing Chinese market.

We also enjoy significant economies scale, with our average refinery over 60 percent larger than industry — as illustrated in the middle. In addition, the chart on the right shows that over 75 percent of our refining capacity is integrated with lubes and or chemicals, affording significant product yield and cost advantages.

And these structural advantages also extend to our marketing business lines.

We are the largest global supplier and marketer of petroleum products. We leverage this scale along with our integration with Refining to take advantage of a broad spectrum of customer channels.

Our global fuel sales are optimally distributed among Retail, Industrial and Wholesale, Aviation and Marine, and finally, Supply sales direct from our refineries. Having well established access to all these channels allows placing products in their highest value disposition.

And underpinning our ability to capitalize on these many structural advantages is a robust suite of global systems, work processes and best practices ensuring consistent and successful execution of our business strategies worldwide.

We enjoy similar advantages in our lubes business.

We are the largest manufacturer and marketer of lube basestocks. Our interests include 13 lube refineries and 48 lube oil blend plants around the world. Over 95 percent of our lubes manufacturing capacity is integrated with Refining, providing significant cost efficiencies and product yield advantages.

We are also a leader in marketing finished lubes, capitalizing on strong OEM relationships with leading light and heavy duty equipment manufacturers such as Toyota, Daimler Chrysler, Porsche, Mercedes-Benz and Caterpillar to name just a few. These customers trust us to deliver technically advanced superior products, for example our industry-leading Mobil 1 motor oil.

Having structural advantages is one thing, taking advantage of them is quite another. And this is where I believe we further differentiate ourselves as a result of our disciplined, consistent, relentless focus on operational excellence driving continuous improvement in all aspects of our business, capitalizing and building upon the structural advantages we enjoy.

Let’s talk about some examples in the Downstream beginning with Refining where we have an intense focus on continuously improving operating efficiency. A good example is energy efficiency.

The upper graph illustrates how we are positioned on energy efficiency versus the rest of industry. Energy accounts for roughly half of our refining cash operating cost. In 2006 we sustained our improvement trend and have been improving our energy efficiency at a rate about twice that of industry.

Our disciplined Global Energy Management System is driving this performance with approximately $1.5 billion of annual savings identified since its launch in 2000—equal to about 15 to 20 percent of the total energy consumed in our refining and chemical facilities. To date we’ve captured more than half of the identified credits.

As shown on the bottom graph, our workforce continues to decrease, reflecting new technology and enhanced work processes to improve productivity, extending our lead over industry. Workforce costs constitute about one fourth of refining cash operating costs.

As a result, our unit cash costs are significantly lower than industry. Ours have been essentially flat over the past few years while industry has been trending upward. We’ve accomplished this in an inflationary environment where, for example, over the past three years, skilled labor costs are up 13 percent, steel costs are up over 75 percent and the cost of chemicals is up over 65 percent.

And we see similar efficiency gains in our marketing businesses as well.

This chart illustrates the progress we have made in simplifying our lubes business, driving down costs. We have significantly reduced the number of blending plants, order centers and product formulations over the past five years, resulting in fewer employees and lowering our costs to serve.

And you see similar efficiency gains in our Fuels Marketing business. We have significantly reduced the number of order centers, simplifying our business, driving out costs. We have divested underperforming sites with the number of retail sites down over 20 percent since 2001.

And as a result of this high-grading, sales per site have steadily increased, up six percent over this same period, while the combination of efficiencies and divestments have led to a reduction in the number of employees.

Another key contributor to increased profitability is that of maximizing value, getting the very most out of our assets. And let’s talk first about Refining.

Raw material flexibility is a key enabler to lowering raw material costs and obviously therefore an area of major focus.

The left chart illustrates that our challenged crude runs are up 40 percent since 2003. Challenged crudes are those which are discounted in the marketplace for reasons other than just being heavy or high in sulfur, for example, being high in acid, nitrogen or heavy metals, making them difficult to process.

Just last year alone, our refineries ran over 140 crudes that were new to our individual refineries, 34 of which having never been processed by ExxonMobil anywhere before.

The middle graph shows that we have increased our average global crude sulfur seven percent since 2000. The right graph shows that we have also heavied up our crude slate over this same period.

Of course, the lower the API gravity, the heavier the crude. In fact, the average gravity of our U.S. crude slate today is roughly equivalent to running 100 percent Arab Heavy. This raw material flexibility has allowed us to take advantage of the wide light-heavy and sweet-sour crude differentials, which results in lower raw material costs and increased profitability.

Many of the tools and technologies we use to increase raw materials flexibility and optimize the product streams moving to our refinery and chemical plants have been developed and enhanced as part of our molecule management program.

When we first began this program, we estimated the associated benefits at roughly $500 million per year before tax. As we continued to develop this leading edge technology, we have identified additional opportunities.

We now estimate the associated benefits to be $1 billion per year before tax, double our original estimate. And as you can see, we’re already capturing $750 million per year or 75 percent of the identified prize.

As part of this program, we have developed molecular fingerprinting technology. It enables better understanding of the key characteristics of crude beyond just the physical, which are well understood, right down to the chemical, molecular makeup.

This in turn enables more precise selection and blending of crudes with properties that maximize yield of high-value products and chemical feedstocks while at the same time increasing utilization of lower cost crudes.

Similarly, we’ve developed technology in advanced process modeling, which we combine with our process control and optimization tools and our scheduling and blending best practices to realize the highest value for each product stream. As best we can determine, no one else in industry is positioned to replicate these advantages anytime soon.

In addition to capturing more margin, our molecule management technology also helps pinpoint opportunities to add value by economically growing capacity through low-cost debottlenecks and expansions.

The top chart illustrates that our global refining distillation capacity has grown about 50,000 barrels per day per year over the last decade. Similarly the bottom chart shows that our global conversion capacity has grown about 35,000 barrels per day per year over this same period.

Advanced technology in fractionation, catalysis and coke morphology have allowed us to debottleneck our capacity at a fraction of grass roots cost. Consequently, this capacity growth remains economic and resilient over a wide range of industry margin scenarios.

Many have asked why we don’t build new refineries. Well, our capacity growth rate is equivalent to building a new refinery every three years but at a small fraction of the cost of a new build.

Our value maximization initiatives are not just limited to our refineries. We’re delivering significant value through self-help initiatives in our marketing business lines as well. Let’s look first at Fuels Marketing.

Starting on the left, our product sales volume per dollar of assets is up 13 percent since 2002. This is a result of highgrading our fuels marketing assets, increasing utilization. Since 2002, we’ve reduced capital employed in our fuels marketing business by over 15 percent through divestments of underperforming assets.

The middle chart illustrates growth in non fuels income—through increased sales of convenience products, expansion of strategic alliances, and additional revenue from high-margin activities such as car washes.

But perhaps the best indicator of our overall retail progress is the breakeven fuels margin, shown to the right for the U.S. market. This indicator nets non-fuels income against the cost of operating a site to determine the minimum margin we must make on fuel sales to breakeven.

This parameter sums up the combined results of our strategy to reduce costs, grow non-fuels income and eliminate underperforming sites. As you can see, we’ve lowered our U.S. breakeven margin by nearly ten percent since 2002 and our global results are comparable.

We’re seeing similar results in our Lubes and Specialties business.

This chart illustrates the progress we’ve made in growing finished lube sales in our key growth markets including China, Russia and India.

Our lubes business has grown almost 60 percent in these markets since 2002, a rate more than twice that of industry. Also, worldwide growth of our high-margin flagship products, for example Mobil 1, is also impressive, outpacing industry by three to one.

We’ve focused thus far on optimizing and maximizing value of our base assets but we are simultaneously focusing on longer-term prospects as well. Opportunities to profitably grow the business down the road.

For example, we are pleased to have recently announced along with our partners Saudi Aramco, Sinopec and Fujian Province, the signing of contracts for the fully integrated refining, petrochemicals, and fuels marketing joint venture projects in China.

This marks a significant milestone in the development of China’s first fully integrated project with foreign participation. Plans include an expansion, conversion upgrade and sour up of an existing 80,000 barrels per day refinery to 240,000 barrels per day.

In addition, the project will construct a new 800,000 ton per year steam cracker with associated polyolefins units and an aromatics complex. There will also be a paired fuels marketing joint venture which will include approximately 750 retail stations.

Integration, leading edge technology, world class operations, and participation across the full value chain from crude processing through fuels and chemicals marketing will ensure competitive advantage in the growing China market.

Underpinning this project as well as all of the improvement initiatives I’ve discussed for the Downstream is our leadership in developing and deploying proprietary technology.

Our Downstream technology pipeline is full and we’re committed to keeping it full. This chart serves to illustrate some of the many research programs underway in the Downstream with good balance among those in the discovery, development, and deployment phase, directed at achieving our strategic objectives namely: advantaged feeds, lower cost processes, and increasing the yield of high value premium products.

Time obviously doesn’t permit discussing all of these programs, but let me briefly describe a few of the ones which have been deployed. Through compositional modeling and improved predictive tools we have significantly reduced the time required to approve a crude for lube use, expanding the crudes available for lubes production while lowering our associated raw material cost.

With respect to reliability, we have developed and are now deploying a number of best practices and new technologies to improve reliability including on-line monitoring devices for key equipment, avoiding breakdowns, thus contributing to lower repair costs and reduced unit down times.

SCANfining is an ExxonMobil proprietary process that has been applied in refineries around the world to manufacture ultra low sulfur, high octane gasoline. The process utilizes an advanced catalyst and unique operating conditions that selectively remove sulfur from gasoline blendstocks while minimizing octane loss.

In Lubes, you may recall we recently developed and introduced a new line of passenger car motor oils guaranteeing engine protection with extended oil drain intervals. We believe discovery and development of new technologies distinguishes us versus competition and will be key to growing our competitive advantage and increasing the value of our Downstream business over time.

Let’s take a look at how we’ve increased value and strengthened our competitive position over the recent past and what this signals for the future.

Our total Downstream earnings have increased from $3.4 billion in 2000 to a record $8.5 billion in 2006.

Obviously, the higher industry margins in 2006 provided a significant help to earnings, and our focus on operational excellence allowed us to take full advantage of those higher margins. But this margin improvement alone does not explain our 2006 earnings performance.

In fact, cost inflation and forex impacts along with increased cost from higher activity including turnarounds and mandated low sulfur motor fuels eroded earnings by nearly $5 billion, more than offsetting the industry margin gain. The more significant element is our ability to consistently deliver “self-help” improvements, an average of $1 billion per year after tax over this period.

And we believe that our unique global scale and structural integration combined with our steadfast commitment to advanced technology will enable us to continue delivering self-help and earnings growth at a pace faster than our competition as we’ve done in the past.

This chart illustrates how we have differentiated ourselves in the Downstream. The chart at the top left shows the results of our capital discipline. We have maintained a flat, in fact slightly lower capital base over the past five years despite the significant investments required to meet mandated new product specifications and industry cost pressures.

In contrast, both Shell and BP have increased their capital employed largely through new investments and some acquisitions during this same period.

The chart on the right illustrates the result of our self-help improvements. The bars represent reported earnings and as you can see we are generating higher earnings than either Shell or BP even with a flat capital base.

The chart below summarizes the bottom line return on capital employed results. Our Downstream approach is delivering consistently superior returns for ExxonMobil shareholders. And, as previously stated, our opportunity pipeline is full, which we believe positions us well to further increase our lead over competition as we move to the future regardless of the Downstream margin environment.

Now let’s turn to the Chemical business.

Our Chemical business also had an outstanding year. Earnings at $4.4 billion topped the prior year’s record of $3.9 billion and represent the highest in our history and the highest ever among oil competitors.

Return on capital employed of 33 percent was the highest since 1995 and significantly higher then any of our traditional competitors.

These results were underpinned by continued operational excellence, including best ever results in employee and contractor safety, as well as energy efficiency and continued delivery of over $450 million of after tax “self-help” improvement.

At the same time, we made significant progress in positioning the company for long-term growth, advancing plans for several world scale advantaged projects to supply increased demand in Asia, in particular China, and further expand our profitable specialty businesses.

Our leading edge Chemical performance is the result of sound long-term strategies, which have been tested and proven successful over the decades, spanning several different business cycles.

These strategies include

•	A differentiated portfolio of global businesses, well positioned to take advantage of integration synergies with our other businesses,

•	A relentless focus on operational excellence, featuring industry leading practices and systems enabling best in class performance,

•	Disciplined, selective investment in advantaged projects,

•	And consistent with the theme that you’ve heard throughout, all underpinned by superior technology which we believe to be a significant source of differentiation.

Consistent and successful execution of these strategies has been the key to our success, enabled by a unique suite of company strengths.

Strengths which include a unique portfolio of Chemical businesses, which deliver superior performance throughout the business cycle.

Global integration, capitalizing on synergies with Upstream and Downstream operations, synergies worth hundreds of millions of dollars each year.

Disciplined, consistent, relentless focus on all aspects of operational excellence, creating significant competitive advantages in asset utilization and cost management.

Value maximization, capitalizing on our proprietary technology, which has successfully lead to the development and growth of higher valued premium products and increased utilization of advantaged feedstocks.

And long-term perspective, maintaining a disciplined structured approach to capital management, investing only in projects that can compete in the toughest environments based on feedstock, technology and marketing advantages.

All strengths key to delivering best in class performance and growing competitive advantage over time. Let’s now focus more specifically on each of these strengths, beginning with our unique portfolio of businesses.

We have demonstrated leadership throughout our portfolio, ranking first or second in over 90 percent of our businesses. We take a balanced approach, pursuing profitable growth in both commodity and specialty businesses.

Earnings from our specialty businesses, which range from butyl rubber to additives, are shown in blue. These businesses provide a consistent, strong earnings base throughout the industry cycle, historically providing a two percent uplift to our overall return over a full business cycle. In 2006, our specialty businesses contributed $930 million — that was up 26 percent from 2005 and constituted about 20 percent of our total earnings. We expect our specialties portfolio to continue performing well, providing a consistently strong earnings base.

The red bar shows earnings from the higher volume, more cyclical commodity businesses. Although impacted more on the down cycle, these businesses provide significant earnings in the up cycle. Driven by a strong volumes and margins, earnings from these businesses during 2005 and 2006 were over four times higher than in 2003, which we consider a more typical year.

But our leading financial performance is derived from more than just our business portfolio. Capture of integration synergies is another key differentiating factor versus competition.

Our Chemical business is highly integrated with Upstream and Downstream operations enabling capture of synergies throughout the value chain. Over 90 percent of our chemical capacity is integrated with large refining complexes or natural gas processing plants.

Synergies with the Upstream relate primarily to accessing advantaged gas feedstocks. On the Downstream side, synergies are created through optimally exchanging feedstocks between our refineries and chemical plants, enabling realization of the highest value of the various feedstock streams.

As part of our molecule optimization program, we’ve developed and continued to enhance advanced optimization tools and processes run on a real time basis not easily duplicated. Joint ownership and co-location of refining and chemical sites also enable sharing of services — for example laboratory, engineering, financial, and other support services.

And more broadly, the adoption and transfer globally of common work processes covering safety, maintenance, inspection, reliability, training, and essentially all areas of operation. These integration synergies have delivered significant benefits. Just over the past five years alone, we have grown Chemical and Refining synergy benefits by nearly $700 million per year before tax.

And the good news is these benefits keep growing as we continue to identify more and more opportunities.

Disciplined, consistent focus on operational excellence is another key source of improvement benefits.

We drive continuous improvements in all aspects of our operations, a few of which are depicted here.

Energy initiatives are continually identified through the extensive use of our Global Energy Management System, described earlier in the Downstream discussion. Over the last four years, energy consumed per unit of output has been reduced by nine percent. That’s an improvement pace twice that of competition.

Various improvement initiatives and more efficient work processes have resulted in increased productivity and a sustainable reduction in workforce costs, as depicted in the upper right panel. Over the past four years, we have reduced our workforce by about 12 percent, which when coupled with volume growth, equates to an overall improvement in productivity of about 17 percent.

With respect to marketing, we have a number of improvement initiatives underway to optimize the entire supply chain, lowering costs and reducing working capital. We’ve also made significant strides to improve transactional excellence and service to our customers. Since 2002, associated annual credits have increased by 40 percent with more to come.

Running our plants at capacity with fewer interruptions results in safer, lower cost operations. It also enables higher production volumes with little to no additional investment. The bottom right panel shows cumulative producibility gains since 2001 measured in millions of tons. These producibility gains alone are equivalent to the capacity of about 1.5 world scale steam crackers.

Overall, these operational self-help improvements added about $500 million after tax to last year’s bottom line, as they have done over the past several years.

Another key contributor to increased profitability is that of maximizing the value derived from our assets, perhaps no better example of which being growth in advantaged feedstocks and premium products.

We continue to expand our feedstock flexibility, lowering raw material costs. Since 2002, we have increased utilization of advantaged steam cracking feeds by 20 percent. Over 55 percent of our current ethylene production is from advantaged feedstocks, and we are targeting continued growth of some four to five percent per year.

Technology development, increased synergies with Refining and the Upstream, and selective investment and feedstock flexibility are all key enablers.

Over the last five years, our feed cost advantage has averaged about 20 percent versus gas crackers in the U.S. and naphtha crackers elsewhere, contributing a five percent uplift to our commodities return on capital employed.

The olefins produced from advantaged steam cracking feeds are ultimately used to produce a number of our premium products.

Throughout our commodity and specialty businesses, a key focus area is the continued upgrade of products to meet the evolving customer needs. The growth rate of premium products is about double that of our overall business, increasing a total of 30 percent over the last four years alone. Extensive customer application support, proprietary technology, and strong intellectual property positions underpin our success in this area.

A good example is our line of products based on metallocene catalysts. We first commercialized this technology in 1992 with the ExxpolTM branded line of polyethylene. Over the years, we’ve expanded this capability into other product lines with associated growth in premium metallocene-based resins of about 30 percent per year from 1998 through 2006.

To ensure our premium products meet the evolving needs of the markets we serve, we actively engage and guide our customers through selection of the right product for their specific application. In fact, our technology facilities enable extensive testing for a wide variety of end uses. Our customers highly value these services, which are differentiated versus competition. Additionally, our sales and marketing organization is actively engaged throughout the overall process, enabling capture of cross business opportunities and providing insights into key markets.

Continued profitable growth of premium and other products is one of the keys to growing our advantaged position longer term.

With this in mind we’re advancing several major growth projects, which I’d like now to discuss.

Over the next ten years we expect some 60 percent of the world’s petrochemicals growth to occur in Asia, over one-third in China alone. By 2015 we expect Asia will account for 50 percent of global demand for key commodity products, and China alone will represent 25 percent.

We have a large existing advantaged asset base in the Middle East and Asia that is ideally positioned to serve these growing markets. These investments are based on long-term competitive advantages, including integration with other operations, advantaged feedstocks and market access.

But in addition, we’re also pursuing major projects in Saudi Arabia, Qatar, Singapore, and China to provide additional advantaged capacity to profitably meet future demand in this region. Each project has unique characteristics and is at different stage of development.

The Saudi Arabian project would add new premium products including several thermoplastic polyolefins, to two existing world scale petrochemical complexes. As Stuart covered, Qatar is a new petrochemical complex that would include a world scale cracker and ethylene derivative units, capitalizing on advantaged feedstocks. Singapore’s second cracking train adds scale and is integrated with an existing complex, including derivative units. And as covered previously, Fujian is a fully integrated joint project with the Downstream.

Based on these overall plans we would anticipate increasing our capacity in Asia and the Middle East by almost 60 percent over the next several years. In contrast, our traditional competitors tend to start from the smaller base and have lower announced growth plans.

So we are targeting not only to maintain, but in fact to grow our lead over competition in these key markets.

Underpinning these projects, as well as all of the improvement initiatives I’ve discussed, is our leadership in developing and deploying proprietary technology.

Similar to the Downstream discussion, this chart illustrates some of the many research programs we have underway in Chemical directed at achieving strategic objectives in our three main focus areas: utilization of advantaged feedstocks, lower cost processes, and growth in premium products. Let me briefly describe a few of these programs, which are in the deployment stage to give you a sense of their value.

For example, our methanol to olefins program provides a process to convert methanol to ethylene and propylene which can then be further processed to polyolefins. The technology is valuable in areas where large gas supplies are stranded and therefore present a low cost alternative to other steam cracking feeds. Our technology is based on proprietary catalysts that we have developed. The process requires less energy and produces fewer byproducts than traditional steam cracking.

Through our Zeolite Catalyst Extensions program, we’re synthesizing new catalysts with the aim of increasing catalyst activity, selectivity, and life to improve yields and therefore lower our production costs.

And finally in the premium product area, a milestone was reached in 2006 in Advanced Innerliners for tires. This new technology, developed through a joint program with the Yokohama Rubber Company, combines the flexibility of rubber with the low air permeability of a plastic. Consumers will note both improved durability and decreased weight of their tires, which of course leads to improved vehicle gas mileage.

Our opportunity pipeline is full, and based on historical experience, we would expect a sizeable number of these R&D programs to pay dividends, further growing our competitive advantage.

Speaking of which, let’s conclude by reviewing a comparison of results with competition.

With respect to capital employed, the major oil competitors shown have maintained a relatively flat capital base over the past five years. However, earnings of the major oil competitors have remained essentially flat while ours have grown over five-fold, aided by the pace and magnitude of our self-help improvements.

Dow, who we consider a formidable chemical-only competitor, has increased earnings but at a slower pace and from a much higher capital base.

Consequently, we are clearly leading the competitors in return on capital employed, and have done so for the entire business cycle. Over the past ten years, we have averaged 16 percent return on capital employed compared to estimates of five percent for traditional oil competitors and 11 percent for Dow.

These comparative data clearly demonstrate that our Chemical business is delivering superior value for ExxonMobil shareholders; and with continued delivery of self-help improvement and technology advancements, coupled with the major growth opportunities were pursuing, we’re well-positioned to extend our lead over competition as we move to the future.

That concludes my remarks. I thank you for your attention. Now let me turn it back to Henry who will review the remaining agenda.

Henry Hubble

OK at this point we’ll take about a ten minute break. If we can be back in here at 11:00 and then we’ll have some concluding remarks from Rex Tillerson and then go into the Q&A’s. Thank you.

BREAK

Henry Hubble

If we could get folks to head back toward their seats, we’ll begin the summary remarks and then go into Q&A. All right. Everybody back? I’ll turn it back over to Rex Tillerson for a few summary remarks, and then we’ll open up for Q&A. Thank you.

Rex Tillerson

Thanks, Henry. Welcome back, everyone, a brief break. I’d like to summarize the morning by highlighting the unique strengths of ExxonMobil. As I discussed in my opening remarks and is evident, I think that, as you’ve heard from each of the business reviews, ExxonMobil has a unique combination of strengths, strengths that are delivering superior performance in all aspects of our business, and strengths that are generating competitive advantage.

They are summarized again on this slide. I don’t intend to talk down them for you. An earlier slide I showed in my overview illustrated that our approach is generating superior shareholder returns. Now I’d like to take another perspective on the benefits to long term shareholding shown on this next slide.

The horizontal axis that you see represents annual average returns over the past 20 years. The vertical axis is the annual volatility of those returns, and on this chart volatility decreases as one moves up the chart.

ExxonMobil’s results can be found in the upper right portion of the graph. Not only did our shareholders earn a return in excess of the market and the competitor group, it was at a level of volatility very close to that of the broadly diversified S&P 500, and was clearly lower than that of our competitors. In other words, not only are we delivering superior returns, we’re doing so at a lower level of risk.

None of us can know how long the current price cycle will persist, but one thing is apparent, ExxonMobil is capturing more of the upside and increasing our advantage versus competition while growing long-term shareholder value. We are well-positioned to provide attractive returns in our sector in a different price environment, and to continue our pursuit of creating value for the shareholder over the long term.

Now that concludes my prepared remarks. The rest of the management committee which has joined me on the stage up here are happy to answer your questions. What I would ask that you do, I think we’re going to bring the lights up, is we have some rolling microphones.

If you would wait for a microphone to ask your question so that all in the room as well as those that are listening on the teleconference and the internet are able to hear the question as well. So, we’ll start right back here, right here. Thank you, yes.

QUESTION AND ANSWER

Question 1

Rex, Stuart showed a chart that talks about how Exxon has consistently delivered projects near schedule and budget, both during the last five years, and they obviously did a pretty good job in 2006 as well.

And on this point I wanted to see whether or not this, this five part project management system that you talked about had specific components that made a greater contribution than others in that particular chart.

And also whether or not you’re seeing any improvement on the cost side that might enhance capability to deliver on budget and on schedule over the next couple of years as well, and also in what areas?

Rex Tillerson

OK, Stuart, why don’t you take that question?

Stuart McGill

Let’s take the first part of your question first. There is no question when you look at the cost of these mega projects, once you go to the field and start spending money, you have to be very, very clear about what it is that you’re trying to do, how you’re trying to do it, with whom you’re doing it, where you’re doing it, and what strategies you’re going to deploy to make it come to fruition in the time period that you expect and the cost you expect.

So, if I had to characterize one component of that system that is absolutely crucial, it’s to get to that point before you go to the field. Once you go to the field, you’re done. You have cast the die and if you are digging a ditch, then all that you do is get a bigger shovel in your hand every time, so it’s very, very important.

And the discipline that we bring to that process is acute, I’ll say, at that point, very acute, and that all bears on the process of sifting and sorting from the large inventory of projects to select those that in fact offer the best advantage to ExxonMobil shareholders and have the resiliency across a wide set of business conditions to turn out to be a successful project.

Steve Simon

Rex, could I add something from the Downstream perspective on the cost aspect of that question, where we do have the capability of benchmarking, there’s a benchmarking service. As Stuart mentioned, we use the same project system across the Corporation to Downstream units.

In the benchmarking it would indicate that when you look at comparing the same projects, us putting it in versus competition, then we have about a nine percent cost advantage versus competition, and that’s been the average that we’ve seen over the last five years.

Rex Tillerson

OK, next question.

Stuart McGill

Could I just quickly address that second question, he snuck in two, I realize that, but, you know, given the long-term perspective in this business, the second part of your question to me, really, is technology.

Technology will drive the costs and drive the opportunities over the time cycle that matters in this business, and so it’s developing the technologies that unlock those opportunities.

Rex Tillerson

Right here in front.

Question 2

Good morning. How do you view the changing role of NOCs (national oil companies) as they seek to compete for projects on the global stage, especially outside of their home country?

And how do you see ExxonMobil in its position as both a competitor and a partner with NOCs in the coming years?

Rex Tillerson

Well, the emergence of NOCs more broadly in the global landscape, I guess is not unlike the emergence of other new competitors over the history of our industry in terms of the impact they have on our ability to compete.

In terms of our response to that, you know, I think what we do today, and will continue to have to do, is to demonstrate to the resource owners where we’re competing for these opportunities what our distinguishing advantages are, and you’ve seen many of them today.

And the case that we’re really making is that the country has a natural resource. It has a certain value attached to it, and we will make the case that by involving ExxonMobil because of our technology capabilities, our project execution capabilities, our know-how, our operational reliability capabilities and all the cost efficiencies that you’re heard about, that by our involvement, the value of that resource opportunity will be enlarged.

We will actually have a greater value over the life of that resource development than perhaps others can bring. How we then can work with either their own national oil companies to realize that value, or if it’s a competing national oil company, as in part of the conversation around, you know, is the pie large enough to accommodate multiple participants? And how are you going to make decisions and how are you going to control that?

And obviously the more participants that are involved, the less of our proprietary advantages we’re able to bring. So part of the case we make, and I think the most recent good example was our pursuit of Upper Zakum in Abu Dhabi, and that was clearly a technology driven decision on the part of the country to bring us in to become involved in Upper Zakum based upon what I just described. Their belief that over the life of that resource, having ExxonMobil involved with only their national oil company and the existing joint venture that’s there, is going to create larger value over the life of the resource. That’s the case that we have to make everywhere we go.

In terms of the other, what I call non-operational or non-financial aspect that NOCs may bring to, into the competitive landscape, we don’t have a good way to respond to that, so we really have to make the value proposition, and that has to be sufficient to overcome whatever other government to government disadvantages we may be put at.

Question 3

A question on capex if I could, you used to talk about $10 billion a year of Upstream capex. You’ve moved to the numbers listed, $16 billion a year. Your volume growth hasn’t accelerated notably in the outlook from the former numbers to the latter.

Can you address what that says about, I guess your F&D (finding and development) costs going forward, and also whether or not that implies a higher structural global oil price? And then I have a follow-up, another short term capex question, thank you.

Rex Tillerson

OK, let me give a general answer, and then I’m going to ask Stuart to speak to the F&D cost question. The growth in capital expenditures has largely been activity driven. Projects that have moved, some have moved forward, some are new captures of projects.

Obviously there is a cost growth component in that capex growth as well, and I think Stuart spoke to it a bit in his remarks, and I’ll let him elaborate again on the finding and development response.

The volumes, or the performance of the volumes that result from those capital investments, many are still out in front of us. You know, the capital investment level that we are at today is to deliver projects that are yet to start up, so they are part of what will supply the future growth in volumes.

Looking backward, the volumes growth, if you, if we go back and look at the kind of expectations that we had four or five years ago, and we add back in the properties that we’ve divested, and we add back in the price entitlement effects because we’ve been in a higher price environment, there’s about two percent volume growth effect from that, and that puts us back, we’re kind of back in the range that we always were saying we expected our volumes to be.

And again we show these forward outlooks, and I think Stuart commented, we never include in the projection an asset disposition. We never try to include a different price outlook than our investment basis, so as things unfold, if we, in our asset management, if we have attractive opportunities to highgrade the portfolio we take them.

And that has a volume and a reserve effect, and if the oil prices are higher that has a volume effect, and it’s not necessarily a bad thing that the oil prices are higher, so the performance has been largely in line with our expectations, and the increase in the spending just represents, I think, the health of the project portfolio itself, and our confidence in our ability to move multiples of these large complex projects along simultaneously.

I know, at the time of the merger, back when I was in the development company, and we were building these inventories, one of the things we had to be confident about was the level of activity that we can undertake and execute to the degree of excellence that we set for ourselves.

And I think, and as Stuart described, we now have a pretty good sense of what our capabilities are, and what the level of activity that we’re confident we can manage well, and we don’t want to go beyond that and begin to erode the results from those investments.

So the pace is dictated, and the level of spending is dictated, by a number of factors that, you know, that are really reflective of the quality of the portfolio and our confidence in that. Now, Stuart, if you want to comment on the F&D question.

Stuart McGill

Just briefly, as you know, you have to be really careful about looking at F&D on an individual year basis in a business like this. It goes over the long haul. I talked in my earlier remarks about the very, very significant contribution that’s made by infield drilling, just to take one example.

And that adds not only productive capacity over time, but it also adds reserves over time in a very significant way. The other thing that is hard to factor, and doesn’t show up in a year to year, is the different productive profile of the types of assets.

I didn’t talk to it this year. I did talk to it last year, about the mix of the productive profile of the assets in our portfolio, and those who were here last year might recall that I drew your attention to the fact that as we go forward, about two thirds of what we are spending most of our capital monies on in our major projects today have production profiles which are relatively immune to decline.

In other words, they’re relatively flat production profiles. You have to build that into the consideration as well. Now, notwithstanding all of that, you won’t hear me say that somehow or other we’re immune to the market forces, but you will hear me say that we work to offset them every which way we can. And the capital process is through technology. There’s just no question. That’s the answer to it.

Question 3—follow-up

You used to talk about F&D development costs of about three dollars a barrel. Do you stick with that number now, or do we have to think of it as somewhat higher at least?

Stuart McGill

Well, in the recent time you have to factor in a little bit more than that in recent time, but it’s very much project mix. Right now it would be slightly higher than the three, but it’s very much project mix.

Rex Tillerson

And I’ll clarify the, what we’ve talked about is a development cost of three dollars a barrel, and when we calculate development cost we do that on the gross barrels and the gross cost, because otherwise you get into a lot of things moving back and forth on a net interest, working interest basis.

We measure that because we want to know whether our capital efficiency is eroding, and that’s the best way to measure it, total dollars spent to develop the resource that we’re developing, and so the three dollars is a gross development number that we’ve given, or we’ve quoted, in the past.

Question 4

I had two questions. First, I wonder if you could discuss briefly what steps you and other members of the consortium are taking with respect to the seemingly incessant delays on the Kashagan project and maybe you might give us your views as to the source of such and any changes that might be made.

Secondly, if you could, I would appreciate a clarification on your Atlantic Basin LNG strategy, with particular reference to the recent decision not to participate in the Angolan LNG project despite, I would assume, access to significant gas resources associated with your Upstream interest there.

And seemingly a similar decision, with respect to any of the new Nigerian LNG projects also with similar resource types of decisions. Thanks.

Rex Tillerson

Let me comment on Kashagan, and then I’m going to ask Stuart to talk to you about our, the LNG question, and I don’t want to get into a performance appraisal on anybody. Relative to Kashagan, rather I’ll talk about what we have done over the course of the last couple of years.

We’ve been working closely with all of the co-ventures, in particular Shell, Total and with the operator, Agip, to improve the quality of the project management team. This is an extraordinarily difficult and complex project to undertake. We’ve all known that from the beginning, and it became clear early on that we did not have the kind of resources in there that we needed.

So all of us have worked with the operator to put in place a much stronger, much more experienced, more capable project management team, and that team is largely now in place. It’s taken most of the year to get the slots identified and get the people identified and get them into that project team, and that is requiring some reassessment of the project execution plan and some of the design issues, and I think that’s what’s resulted in some of the, you’ve heard recent announcements on new timing and whatnot.

So I think we’ve taken the right steps to, at least on a go forward basis, to improve the performance around the execution of that project. It’s still going to be, continue to be, a very challenging project from an execution standpoint.

Stuart, do you want to speak to the Atlantic Basin LNG?

Stuart McGill

Sure. Take the Angola one first. The announcement that was made—Angola had been desiring to increase their participation to the extent that they could. That project, as far as ExxonMobil is concerned, was to provide an outlet for our gas off of the blocks in which we had an interest.

And the project continues to do that. That was not impacted. What was impacted by that decision was whether or not ExxonMobil would have a thirteen percent interest in the liquefaction facilities and the obligations that went with that step downstream of the liquefaction facilities.

But it doesn’t impact the access to ExxonMobil’s gas, the gas off the block that we operate there in Angola and the other blocks in which we have an interest to go through the plant and in fact get sold. So, make that distinction as far as Angola is concerned. We no longer have an obligation for capital spending in that project, but we still have access for our gas.

Now as far as Nigeria is concerned we have large gas resources, both in deep water and the joint venture area. In the joint venture area, a lot of that gas today is required for reinjection, so that we in fact maximize the yield on the oil assets.

But at some point in time, getting closer, it will be available for disposition in another form, and we’re working closely with the Nigerian colleagues and National Petroleum Company and the regulatory agency there to try and understand what form of project would in fact maximize the value from that asset. So that’s looking to our future.

Rex Tillerson

Question over on this side of the room? Yes.

Question 5

Just two questions, first of all, could you go into the announcement on the GTL project? What was the main reason for moving that into a domestic gas project? Is the technology an issue, or are you walking away from GTL technology, or is it cost?

And could you give us an update on Venezuela as well, given the recent, well seems like daily news flow out of there? And I’ve got a follow-up question on exploration.

Rex Tillerson

With respect to the GTL decision, the technology is not an issue. Our technology is well proven, and the advantages of our technology are, I think, evident as well.

This really, I think this decision really turned on what’s going to be the best value use of the next increment of North Field gas, and certainly cost pressures played a role, in terms of the cost of the GTL project, and I think in looking at the overall quality of those choices, I think that’s, you know, the correct choice has been made at this time.

We’ve not walked away from GTL. The Qataris have certainly not walked away from GTL, and we will continue to look for opportunities to profitably deploy that technology, and I think we will find those opportunities. It will just be sometime in the future.

With respect to Venezuela, I think there has been a little bit of confusion with the announcements this week of exactly what’s happening, so let me try to clarify that. There’s really two activities going on in Venezuela with respect to our heavy oil operation at Cerro Negro.

One has to do with the transfer of operatorship, which the president by decree has determined will transfer to PDVSA. It’s in our interest and everyone’s interest that that be a smooth transfer.

We, you know, we don’t want safety issues in that transfer. We certainly don’t want to have operational incidents, so we’re working closely with the Venezuelans on a transition plan to achieve that. We want that to be a smooth transfer of operatorship so that the facility continues to operate safely and securely.

Now that’s separate and apart from our ongoing discussions around the ownership and the value within the joint venture, and the migration to a mixed enterprise type structure, so those conversations are separate apart from this operating activity that’s going on, and those conversations continue around what does that new structure, what might that new structure look like, and how do we protect our shareholder value in this venture.

What kind of compensation might be on the table for offer to readjust the ownership within the joint venture. That’s the conversations that are under way. There’ll be, there’s a lot that has to be discussed with the Venezuelans yet around that, so it will be some time, I suspect, before we come to any conclusion on our continuing participation in the joint venture or our exit from the joint venture on terms that everybody is satisfied with.

Question 5—follow-up

This is the follow-up on exploration. You put up a, you made a few comments that a lot of the reserves that are being added over the last few years have mainly come from existing development projects or unconventional projects, and in terms of new exploration and exciting opportunities, there seems to be a bit of a lack of comment on that in the presentation.

Specifically the Orphan Basin or Madagascar or offshore Colombia on the Caribbean side of the country; could you give us some sort of guidance as to what we can expect over the next year or two in terms of your exploration activities and what you’re sort of focusing on as those potentially major areas?

Stuart McGill

Let me take some specifics in order to give you a feel. You mentioned Orphan Basin. The first well in the Orphan Basin is in fact drilling right at this moment as we sit here today. The rig is having a repair done, but that first well is drilling.

As you would understand, do not expect to hear any results from that well. There are two more wells scheduled in the first round in that basin. That will get a reasonable feel. You can’t appraise a basin with one or two wells. It’s likely to be three minimum to appraise that basin.

In Colombia we have completed both the seismic surveys as well as electromagnetic surveys in that opportunity. Petrobras is the operator and they are planning to drill the first well this year in that basin. Whether that happens this year or not remains to be seen, but that’s the base plan.

In Madagascar there has been extensive seismic work done and that seismic work is still being evaluated. That includes both 2-D and 3-D seismic, and so a well in Madagascar will not take place this year and has not yet been scheduled.

Rex Tillerson

A question over here.

Question 6

When we look at the production profile that you showed out to 2010, 2011, can you comment on what kind of embedded oil prices, and particularly with regard to the PSC impact? You mentioned there was a two percent impact in the last few years. I’m not really looking for a number. I’m looking for are you thinking about today’s price or a reversion down to some unspecified level at some unspecified time, that sort of thing?

Rex Tillerson

Well, the answer is no, I can’t tell you the price that we made that judgment around. The impact that I gave you was looking backward on the actual prices. Another question over here.

Question 7

Two questions actually. Your production profile is essentially flat for the first part of the decade.

To make the three percent goal, you know, you’re looking at roughly six percent annualized growth out to the end of the decade. Last year was quite strong. Are you comfortable with embracing roughly five to six percent or better for the next few years?

And secondly, a lot has been discussed about cost inflation, but, you know, the focus seems to be on just kind of managing those costs. The secular risk premium in F&D cost is rising at an increasing rate, especially as you move to more of the volatile areas around the world.

Isn’t that a challenge for your ROCE going forward to maintain, even though you’re much better than a lot of your competitors? Thank you

Rex Tillerson

On the volume question first, I think Stuart commented that, you know, the year to year volume performance or change in volume performance will likely be somewhat choppy.

We had, as you point out, a four and a half percent this past year, if you strip out the divestments and the entitlement effects it was more like six to seven percent. So again, just to remind everyone, that volume projection is a result. It’s not a target.

We’ve looked at the investment portfolio. We’ve sized up the things that have matured sufficiently that we’re fairly confident will go forward, and then, assuming that those go forward and we execute them on the schedules that we have, and continuing to evaluate our base production, you add the sums up and you get that volume outlook.

It’s not a target. It’s not an objective. It never has been. It’s a result, so how it will play out is really a function of the inputs that I just described. Obviously we believe that’s where we will be at the end of the decade. We kind of draw that as a nice, smooth curve through there because things can shift across calendar years from year to year.

And when you have a major new project start up, then you know, you can get some fairly sizeable step change increases, so that’s, that is the volume outlook that results from the investment programs and the work programs that are ongoing. It’s just a result.

Now, with respect to the challenges of maintaining our return on capital employed performance with changing opportunities, again, and I think you kind of answered it in your question. Relative to the competition, we’re confident that we will continue to perform better than others. We’re not going to likely maintain a 32 percent ROCE unless this business environment we’ve been in persists, and I’ve made that point as well.

So we will continue to be, in my view, the industry leader, whatever the price environment may provide and whatever the opportunities and the nature and characteristics of those opportunities may be, we will continue to provide, and that was my closing statement. We’re going to continue to provide a satisfactory return to our shareholders across a range of business environments, and that’s a combination of price environments, fiscal environments and new opportunity environments.

Because that’s the discipline around the decision making. If it doesn’t meet our criteria, we won’t be investing in it. We won’t be pursuing it. Let me kind of go to the, jump to the back of the room there.

Question 8

Just on the subject of acquisitions, if I could, as finding and development costs are rising, wondering how your appetite for acquisitions might be evolving?

And secondly, if I could ask about your share buyback program. You seem to favor share buyback programs relative to dividends. Can we expect a step up in your share buyback program in 2007? Thank you.

Rex Tillerson

Let me answer the dividend share buyback question first. In terms of the balance of share buyback and the dividend program, in terms of our, as I mentioned, our long track record of increasing the dividend every year, we, that largely is an outcome of our cash situation, and we’re just looking at our current cash situation and looking at where our cash may be over the next 12, 18 months, two years, 36 months, and trying to manage that overall balance.

So, you know, currently we’re buying back this quarter at a level of $7 billion. I’m not going to provide any guidance as to what it will be in the next quarter or the next. We use the share buyback program as an easy way to manage some of the cash at the margin.

Now, your first question was regarding acquisitions, and we, you know, we continue to monitor the performance of a lot of the companies in this environment. We watch very carefully and with a great deal of interest some of the decisions they seem to be making and taking, and whether an opportunity presents itself at some future time is something we just watch.

There’s not a magic price point that we say well, boy, if the price gets down to this level, you know, this is obviously going to work, and it’s very, it’s very specific to each company, in terms of what conditions may exist around a particular opportunity that makes it attractive for us.

There is no set criteria that you can say, when these conditions exist, we’re ready to enter the shopping market. It’s just not, it doesn’t work that way. Question over here in the back.

Question 9

There’s a new broom in the Governor’s office in Alaska, and she’s been given the mandate, and the people of Alaska have told her to examine some new ways to commercialize some of that gas on the slope.

Can you talk about some of the issues that are involved there? Do you see that as something that could be resolvable, and are there alternatives to just piping the gas in a very large pipeline that could conceivably commercialize that gas?

Rex Tillerson

Well, we have evaluated probably every possible means of commercializing Alaska gas over the last 25 years, and we revisited a number of those, even though we evaluated them 10, 12 years ago. We’ve looked at LNG, we’ve evaluated GTL, we’ve evaluated petrochemicals and we’ve evaluated various pipeline options. We go back and revisit those from time to time because of the technology improvements that we’ve made in some of these areas.

At this point, a pipeline to the lower 48 still seems to be the most sensible and robust option to pursue. Now, it is going to be enormously expensive. The numbers that we have been advertising were $25 billion. Well, those were estimates that were done on the back of a $100 million plus study that we and BP and Conoco-Phillips undertook more than two years ago, so I’ll let you make a guess at what you think it might cost if we redid that today.

So this is an enormous investment that has to be undertaken. The key element that is required from my view in order to allow that investment to go forward, regardless of what that contract might look like, what the terms might look like, is durability.

And the two years of negotiations that were undertaken with the former administration to construct a contract, were constructed, that contract was constructed with durability in mind, because you’ve got a $25 billion plus investment.

It’s going to play out over a very long period of time to get that pipeline built, and then a long period of time before you reach any kind of payout on that investment, and, as we do with all of our other big investments, and we say this to decision makers everywhere, we’re willing to take geologic risks, we’re willing to take costs risks, and we’re even willing to take price risks, but we can’t take fiscal terms changing on us risks.

Because then I don’t know, I can’t calculate the basis on which whether this is a good investment decision or not. The State of Alaska does not have a good track record on fiscal stability. I’m not trying to single them out or be critical, but they’ve turned, they’ve changed fiscal terms on us up there 13 times over the last couple of decades.

You just can’t undertake something of this size and not have durability around the terms, and I think that’s probably going to be the most significant challenge for this new administration to deal with; understanding that and securing that and providing it.

It’s, you know, we’re going to look at the proposal that the Governor has on offer. It’s a little short on details right now. We understand the framework, and see if there’s something there that would make sense and might work, but it’s all going to come back to, let’s say we could make that work, how are you going to give us the durability that this isn’t going to change on us somewhere over the next 20 years while we’re executing this project. That’s the challenge. Over here.

Question 10

Much of your presentation, you’ve talked, at least with the Upstream, about technological advantage. The Street perceives there to be a lot more resource access issues or higher economic grants given higher prices. You’ve discussed Upper Zakum as kind of your technological entrée into foreign opportunities.

Should we expect, given your carbonate skill set, that you’ll be doing more such projects in the Middle East, and also with tight gas, you mentioned tight gas in the U. S., are there other tight gas opportunities abroad, or is LNG just too competitive?

Rex Tillerson

Well those technology capabilities that you’ve mentioned, both carbonate description as well as tight gas, we think are areas where we have a technology advantage. That did come into bear in terms of our capturing the Upper Zakum opportunity and there clearly are other large carbonate opportunities around the world.

So, I can’t, and am not going to be specific about what we might be pursuing for obvious reasons, and the same is true on the tight gas side. There are large tight gas resources around the world that, with what we have now developed in terms of capabilities and what we are, have learned through our early stages of the Piceance development, as well as some other technologies that you can integrate with some of these capabilities, we do see some opportunities elsewhere which we are pursuing.

But again, I, for obvious reasons I can’t be specific on those at this point. Over here?

Question 11

Two separate questions. The first one surrounding the current operating environment in areas such as Russia and Venezuela where you have projects, can you provide us with what your thoughts are going forward given those specific projects, and any other opportunities that you may have? That would be the first question.

The second one would be about your financial position. You know, given the fact that you have a very strong balance sheet, a net debt of less than zero, you do have very strong buybacks, but is there any change that you envision, versus your predecessor as possibly leveraging up the balance sheet going forward, assuming that the current market environment persists?

Rex Tillerson

With respect to Russian and Venezuela, first on Venezuela, obviously given the conditions down there at this time and the uncertainty around how our current holdings are going to be dealt with, we are not contemplating any new investments in Venezuela.

Again, we, the basis for investments is changing and evolving, so it would be very difficult to consider anything at this point until we see how the current holdings, how that all plays out.

In Russia, of course our holdings at Sakhalin, which Stuart mentioned are performing well. There are subsequent phases to Sakhalin. Our approach to the Sakhalin resource development has been to take a phased approach. There are at least three additional phases of Sakhalin yet to be developed.

The next phase that we’re concentrating on would be a major gas sales export, and the next development of oil, which would likely involve the Odoptu field, which is one of the three fields in the project, so those are progressing and so we have future investments out in front of us at Sakhalin.

More broadly in Russia, I think the question was asked last year as well, in terms of what we thought the situation there to be. I would have to tell you I don’t think it’s changed dramatically over the past year. The government has continued to take the steps that I think we expected they would take in terms of structuring the resource development for Russia for the future.

That is not complete yet. It is still ongoing. It’s advanced considerably, and I think the, kind of the next area, whether it’s the last area or not, but the next area that they’re dealing with is the offshore. I think there’s a strong recognition within the Kremlin that in order to maintain their production capacity they’ve got to develop their offshore resources in a more timely way, perhaps a more aggressive way.

And so now they’re dealing with the question of how to do that and that involves a different technology need, and so they’re sorting through, I think, how they want to go about that.

Our posture has been the same. Continue to make Sakhalin-1 a success, to demonstrate what, you know, the value that we bring, and in answer to your earlier question, let them see it on the ground. This is what our involvement brings, and stay positioned. Keep all of our communications in good shape, our relationships in good shape and be positioned that as that plays out, that it may be more evident if there’s a role for us in the offshore or in other opportunities there.

So all of our, you know, all of our communications are good. We meet on a regular basis. We talk on a regular basis, but I’ve said to the folks there that I meet with, we understand you’re going through a sorting out process.

We don’t need to come in and try to impose ourselves on that. When you get that sorted out you know we’re interested. You know what we can do. We look forward to finding something else to do in Russia, but you’re going to have to tell us when is the right time, and we can be patient in that regard, because we’ve got a plate full of things to do in Sakhalin still.

The second question on the change with regard to leveraging the company, I would say there’s no changes planned on an imminent basis. Now obviously part of this turns on our view of the persistence of the high prices, which is going to extend the situation with our cash further, and so that is an ongoing evaluation.

Again, it’s not something that we kind of say this is what we’re going to do. Done. Put it away. Put it on the shelf. Let’s don’t talk about it any more. We talk about it on an ongoing basis and do consider all of the alternative ways in which we might change the capital structure of the company and whether that is going to be beneficial over the long term.

Clearly we could do some things that would have an immediate effect in the next two to three to four years, but the real question is, is that then going to have you in the position you want to be in for the next 10, 15, 20 years?

And that’s the evaluation that’s always ongoing, where we’re trying to look out into the future and make our judgments about various alternative outcomes. Right here in the middle?

Question 12

If I could try two please, on the production profile, clearly you’ve emphasized that this is an outcome rather than a target, but it does look like it’s been trimmed a little bit since last year, and it does include Upper Zakum, which is quite material, which one presumes wasn’t in the profile last year. Can you talk about some of the moving parts behind that?

And the second one, I guess it’s kind of a share buyback question, but it’s really more on the, you mentioned earlier about capital expenditure and the limits that you have on your operational capacity.

Are you, you’re alluding to the fact that you’re now at that limit, or your $20 billion guess is a rough number for the next two years? Is that as much as you are capable of taking on at this point from a project activity point of view?

Rex Tillerson

Well, let me answer the second question, and then I’m going to ask Stuart to answer your question on a little more granularity around the volumes, but our capacity to execute capital programs well, you know, to our standards, is obviously, it’s a function of a lot of things.

A lot of, and one of those is the mix. You know, what are we dealing with inside all of the active projects, because all projects are not created equal in terms of their complexity, if they’re first out technology applications, so it really depends on what is in that mix.

A lot of this activity of late and continuing on for the next two or three years is driven by the huge investments in LNG in Qatar. That’s been an area of evolving technology. As we’ve scaled up the train sizes as we’ve developed new ship technology to build larger ships, as we’ve developed receiving terminals in multiple locations around the world, including the first offshore receiving terminal in the Adriatic Sea.

So there are a lot of firsts going on inside of that project activity. The same is true of Sakhalin, a very complex project. A lot of technology first being applied and so it’s, the level of capex and the capacity to execute well is also a function of what is that you’re out executing and how complex is that.

As to the, you know, whether you’re at the capacity of what you think your organization can keep its hands on firmly and manage well. Today that’s kind of the level we’re at, given the mix of things you see in there and we, the reason we say on a go-forward basis, it’s likely to be about the same is, if you go back to the chart that Stuart showed you around the mix of our resource base from a technology and a geography standpoint is, it’s very diverse geographically and it’s very diverse from the kinds of technologies, arctic, LNG, acid/sour gas and the mix of conventional is staying about the same.

So, our judgment about the future is our comfort with what we’re able to do today. Should we bring on more human resources to do more? Well that’s another question as well that we ask ourselves all the time and, you know, whether you want to try to assimilate more people at this point. We’re very comfortable with our ability to execute at this level.

Doesn’t say it couldn’t change if something came along and then we would make the necessary adjustments. Always with that view in mind, though, that we do not want to erode what we’re able to do because that, ultimately, will play out into the financials.

So much of the future financial performance is tied up in these project executions. You — you know, you either make these things attractive at the front-end or you make them unattractive for the rest of their lives or you write a lot of it off, so that now they are attractive, even though they weren’t in the base case and so, you know, and we never want to get in that position.

We’ve never had to be in that position and our organization understands, you design these things, you execute these things, then you live with these things for the rest of your life and if they’re poor, it’s your job to make them better, not “if they’re poor, we’ll just rebalance the books and everybody go about their merry way.” That’s not the way we do it. Stuart, do you want to comment on the volume?

Stuart McGill

You know, I talked about the ExxonMobil operated project performance. That’s not moving around. I talked about the performance of the non-project drilling programs. That’s not moving around. The third component is moving around and I’m going to have the same qualifier that Rex had a while ago, this is not an appraisal.

The component that’s moving around year-to-year you can match up from the detailed F&O when it comes out, but it has to do with projects like Kashagan, Tengiz, Thunder Horse and Bonga.

[Note: To correct a factual error made by the person asking Question 12, the company notes that Upper Zakum volumes were included in the production capacity outlooks provided during the March 2006 analyst meeting and the March 2007 analyst meeting.]

Question 13

Technology is driving many of your opportunities and ExxonMobil is involved in many complex projects. But in order to implement this technology you need experienced engineers and scientists that take many, many years to develop the type of expertise that’s necessary to lead and develop these projects.

And with this, these experts reaching retirement age, how does ExxonMobil plan to ensure that the viability of their plans or projects such as deep water and LNG that are very deep in technology.

Rex Tillerson

Well, that’s one of the reasons why I included a chart on our people this year and talked a little bit about, you know, the quality of our people and what we’re doing to provide the leaders for tomorrow.

So much of it is enabled by the systems and the processes that we’ve taken a fair amount of time to talk to you about today. The project management systems, the operational integrity management systems, those systems and processes allow our people, at an earlier point in their career, to take on challenges and be competent and us to be confident in their ability to continue to have us perform at a level that we expect.

In terms of our bringing in new talent, we continue to be successful in attracting and hiring the best and the brightest from around the world at campuses where we recruit. We’re hitting all of our recruiting targets.

Year-in and year-out ExxonMobil is still viewed as a very attractive employer. We go through the normal sorting out processes early in people’s careers because we’re not for everybody and so some people leave and that’s probably, you know, it’s to their benefit that they move on and go do something where they’re going to be much more successful.

The people then that stay, typically are with us for a very long time and then it’s through that experience that we give them that we grow them into this capability. There is the demographic distribution that we’re all familiar with for our industry at large. We have that same distribution but we began working on this issue many years ago by developing these systems and these processes and that is what gives us the confidence that we are going to be able to continue the kinds of activity levels, taking on the kind of complexities and managing that as well as we always have.

And time and again, when we challenge a lot of our younger associates by stepping them into positions where probably in my time it might not have been done, they rise to the occasion and they perform superbly.

And there are a lot of our young and up and coming people that are executing these things that you’re seeing the results of today, so we have a great deal of confidence in our organization and our people.

But we have that confidence because of the tools we give them, the way we go about conducting our business, that gives them the best opportunity to perform very well.

All the way in the back corner there.

Question 14

I think you’d indicated that one of your concerns in certain investments is durability of fiscal terms which is a species of political risk. I think that you’d also pointed out your technological advantage compared with other of your competitors and that that gave you a leg up.

I assume that your ability to deal with political risk and your desirability has to do with your technological lead compared with, say national oil companies. Does the relative growth of contractors, third-party availability of technology to these national oil companies impact on you or, and what have you done to maintain your lead relative to that situation? Thank you.

Rex Tillerson

I think the answer to that is really in a term we identified as one of our strengths, which is our global integration and then you saw the integration word used throughout these presentations.

In terms of the Upstream integration, the Downstream-Chemicals integration, that is another part of the story that we have to present to host governments and opportunity owners as to what we’re able to bring more than simply bringing in a contractor.

And I’m not, certainly do not want to diminish the importance of the contractors, because they’re the same folks we use, but I think Stuart or someone made the comment that there are a lot of companies, contractors or even other oil companies, that may be very good with this particular piece of the resource monetization or the commercial activity, but they’re not particularly good at these others.

So when you bring them in, they can do this for you, but they don’t necessarily do the things on either side very well and that’s why so many of these projects and these resource opportunities in the end never realize their full value.

What we bring is the ability to integrate the capabilities of all of these various players, including the contractors and the contracting community, whether it’s the people who bring the logging and the, a lot of the reservoir expertise, integrated with some of our internal capabilities integrated with how we’re going to select the development concepts, how they’re going to be executed.

So I think that’s, you know, that’s our response again to the role that those people play and those companies play in pursuit of opportunities in these countries is, if all you wanted to do was work this piece of the problem, then that’s, we probably can’t compete with that.

If that’s the only problem you want solved, we’re not probably your company, but if you’re wanting to create value around the whole resource itself over its life, that involves integrating so many different technologies and so many different capabilities. There’s nobody else out there that does that better than us and that’s where the value delivery really is achieved, it’s our ability to integrate what we do, along with what everybody else does too. We’ve got one last question, Henry, right here?

Question 15

All right, I’ll make it a quick one. You’ve made some quiet advancements into the Barnett Shale recently, albeit it at a small level relative to the size of your company. Any thoughts on how that’s evolving as a long-term opportunity for the company?

Rex Tillerson

Well, it was really somewhat of a niche opportunity for us that evolved because of some infrastructure that we owned. One of the challenges, if you follow the Barnett Shale very closely that you would be aware of is, it’s one thing to get the wells drilled and frac’d and tested.

Now you’ve got to get them tied into a pipeline somewhere to get the gas out and a lot of these areas are in highly populated locations, so getting infrastructure, pipelines, transmission lines laid to these developing areas has been a challenge.

We own the pipeline that runs through a fairly attractive swathe of the Barnett Shale that was idle and we leveraged our ownership in that pipeline into a participation in a fairly wide swathe through the Barnett Shale and using, working with a smaller company who was already very active, was already in the process of securing acreage positions and so it was really, it turned out to be a fairly good marriage, so to speak, of our bringing some infrastructure capabilities. They brought some acreage position.

We now are able to bring in to the joint venture some of our technology capability that we think will improve the value of that opportunity as well. I wouldn’t want to characterize it as we’re taking our first position and, watch out here we come, because that’s not the nature of it at all.

It is, it really is very much a niche opportunity that we think is going to be very attractive and one that doesn’t require a lot of draw on our human resources for its size. So it was again, we’re not adverse to taking on small things either when they make sense and we see a good value and it’s not going to be a distraction to some of our other larger requirements.

Well, I think that’s the end of our question time. Again, I want to thank you for being here. I want to thank those that are listening, either on the teleconference or the Internet and you all enjoy the cold weather in New York.